Exhibit 2.1

FIRST AMENDMENT TO MERGER AGREEMENT

THIS FIRST AMENDMENT TO MERGER AGREEMENT (this “Amendment”) is made as of this 20th day of January, 2006, among Global Healthcare Exchange, LLC, a Delaware limited liability company (“Parent”), Leapfrog Merger Corporation, a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and Neoforma, Inc., a Delaware corporation (the “Company”).

WHEREAS, on October 10, 2005, Parent, Merger Sub and the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”); and

WHEREAS, Parent and the Company desire to amend the Merger Agreement to extend the Initial End Date (as defined in the Merger Agreement).

NOW THEREFORE, in consideration of the mutual agreements contained in the Merger Agreement and in this Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Section 8.1(b) of the Merger Agreement is hereby amended and restated as follows:

“(b) by either Parent or the Company (with the approval of the Special Committee) if the Merger shall not have been consummated by March 24, 2006 or any other date that Parent and the Company may agree upon in writing (the “Initial End Date”); provided, however, that if the Merger shall not have been consummated by the Initial End Date, but on such date, all of the conditions to Closing set forth in Sections 6 and 7 (other than conditions that by their nature are only satisfied as of the Closing) other than the conditions set forth in Sections 6.5, 6.6, 6.8 (provided that the Exchange Agreement shall still be in full force and effect), 6.9, 7.5 and 7.6 have been satisfied or waived in writing, then neither party shall be permitted to terminate the Agreement pursuant to this Section 8.1(b) until April 30, 2006 (the “Extended End Date”); provided, further, however, that in the event that a “second request” for information pursuant to the Antitrust Laws shall have been issued by the FTC/DOJ with respect to the Merger: (A) a party may terminate the Agreement pursuant to this Section 8.1(b) on any date that is both after the Initial End Date and 90 days following the date on which such party shall have certified to the FTC/DOJ its “substantial compliance” with such second request, and the FTC/DOJ shall not have, within 30 days following the date of such certification, disputed such party’s certification of substantial compliance, even if such date is before the Extended End Date; and (B) a party shall not be permitted to terminate the Agreement pursuant to this Section 8.1(b) until the date that is both after the Initial End Date and 90 days following the date on which such party shall have certified to FTC/DOJ its “substantial compliance” with such second request, and the FTC/DOJ shall not have, within 30 days following the date of such certification, disputed such party’s certification of substantial compliance, even if such date is after the Extended End Date; and, provided, further, however, in any event, a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the Merger by the Initial End Date or the Extended End Date, as the case may be, is principally caused by the failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time;”

2. This Amendment may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Amendments (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Amendment.

3. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Amendment, each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first set forth above.

GLOBAL HEALTHCARE EXCHANGE, LLC

By	/S/ MICHAEL MAHONEY

	Name:	Michael Mahoney

	Title:	President and Chief Executive Officer

LEAPFROG MERGER CORPORATION

By	/S/ MICHAEL MAHONEY

	Name:	Michael Mahoney

	Title:	Chief Executive Officer

NEOFORMA, INC.

By	/S/ ROBERT ZOLLARS

	Name:	Robert Zollars

	Title:	Chairman and Chief Executive Officer